Exhibit 77(i)

Terms of New or Amended Securities

1.                  At the May 19, 2011 Board meeting, the Board of Trustees of ING Mutual Funds (“IMF”) approved the establishment of Class R Shares on behalf of ING Global Bond Fund, ING Global Real Estate Fund, ING Emerging Countries Fund, ING Global Equity Dividend Fund, ING Global Natural Resources Fund, ING Global Opportunities Fund, ING Global Value Choice Fund, ING Greater China Fund, ING Index Plus International Equity Fund, ING International Capital Appreciation Fund, ING International Real Estate Fund, ING International SmallCap Multi-Manager Fund, ING International Value Choice Fund, and ING Russia Fund (the “Funds”). Class R shares are subject to a 0.25% shareholder service fee, as well as a 0.25% distribution fee, in each case computed based upon the Funds’ average daily net assets. Class R shares are sold without a front-end load and are not subject to a CDSC.

2.                  At the May 19, 2011 Board meeting, the Board approved the establishment of Class W Shares on behalf of ING Greater China Fund, ING Index Plus International Equity Fund, and ING Russia Fund. Class W shares are sold without a front-end load and are not subject to a CDSC.

3.                  At the July 14, 2011 meeting, the Board approved the establishment of ING Emerging Markets Equity Fund (“Emerging Markets Equity Fund”) and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IMF’s registration statement registering shares of Emerging Markets Equity Fund. At its September 8, 2011 meeting, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of Emerging Markets Equity Fund.

4.                  At the May 19, 2011 Board meeting, the Board approved changes to the CDSC schedule applicable to purchases of Class A shares in the amount of $1 million or more. Class A share purchases in the amount of $1 million or more will be subject to a 1.00% CDSC if they are redeemed within 18 months of purchase.